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                                                                  Exhibit 10.6


                                 AMENDED AND RESTATED
                             LOAN AND SECURITY AGREEMENT


                                    by and between


                       THE CHILDREN'S PLACE RETAIL STORES, INC.


                                         and


                             FOOTHILL CAPITAL CORPORATION


                              Dated as of July 31, 1997



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                                  TABLE OF CONTENTS


                                                                            Page

1.   DEFINITIONS AND CONSTRUCTION..........................................   1
     1.1  Definitions......................................................   1
     1.2  Accounting Terms.................................................   9
     1.3  Code.............................................................  10
     1.4  Construction.....................................................  10
     1.5  Schedules and Exhibits...........................................  10

2.   LOAN AND TERMS OF PAYMENT.............................................  10
     2.1  Revolving Advances...............................................  10
     2.2  Letters of Credit and Letter of Credit Guarantees................  11
     2.3  Intentionally Omitted............................................  12
     2.4  Overadvances.....................................................  12
     2.5  Interest:  Rates, Payments, and Calculations.....................  13
     2.6  Crediting Payments; Application of Collections...................  14
     2.7  Statements of Obligations........................................  14
     2.8  Fees.............................................................  14

3.   CONDITIONS; TERM OF AGREEMENT.........................................  15
     3.1  Conditions Precedent to Initial Advance, L/C, or L/C Guaranty....  15
     3.2  Conditions Precedent to All Advances, L/Cs, or L/C Guarantees....  16
     3.3  Term; Automatic Renewal..........................................  16
     3.4  Effect of Termination............................................  16
     3.5  Early Termination by Borrower....................................  17

4.   CREATION OF SECURITY INTEREST.........................................  17
     4.1  Grant of Security Interest.......................................  17
     4.2  Negotiable Collateral............................................  17
     4.3  Collection of Accounts, General Intangibles, Negotiable
            Collateral.....................................................  17
     4.4  Delivery of Additional Documentation Required....................  18
     4.5  Power of Attorney................................................  18
     4.6  Right to Inspect.................................................  18

5.   REPRESENTATIONS AND WARRANTIES........................................  19
     5.1  No Prior Encumbrances............................................  19
     5.2  Eligible Accounts................................................  19
     5.3  Eligible Inventory...............................................  19
     5.4  Location of Inventory and Equipment..............................  19
     5.5  Inventory Records................................................  19
     5.6  Location of Chief Executive Office; FEIN.........................  19

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                                                                            Page

     5.7  Due Organization and Qualification...............................  19
     5.8  Due Authorization; No Conflict...................................  20
     5.9  Litigation.......................................................  20
     5.10 No Material Adverse Change in Financial Condition................  20
     5.11 Ability to Meet Obligations......................................  20
     5.12 Employee Benefits................................................  20
     5.13 Environmental Condition..........................................  21
     5.14 Reliance by Foothill; Cumulative.................................  21

6.   AFFIRMATIVE COVENANTS.................................................  21
     6.1  Accounting System................................................  22
     6.2  Collateral and Financial Reports.................................  22
     6.3  Schedules of Accounts............................................  22
     6.4  Financial Statements, Reports, Certificates......................  22
     6.5  Tax Returns......................................................  23
     6.6  Designation of Inventory.........................................  23
     6.7  Store Openings and Closings and Rent Reports.....................  23
     6.8  Landlord Waivers.................................................  24
     6.9  Title to Equipment...............................................  24
     6.10 Maintenance of Equipment.........................................  24
     6.11 Taxes............................................................  24
     6.12 Insurance........................................................  24
     6.13 Financial Covenants..............................................  25
     6.14 No Setoffs or Counterclaims......................................  26
     6.15 Location of Inventory and Equipment..............................  26
     6.16 Compliance with Laws.............................................  26
     6.17 Employee Benefits................................................  27

7.   NEGATIVE COVENANTS....................................................  27
     7.1  Indebtedness.....................................................  27
     7.2  Liens............................................................  28
     7.3  Restrictions on Fundamental Changes..............................  28
     7.4  Extraordinary Transactions and Disposal of Assets................  28
     7.5  Change Name......................................................  28
     7.6  Guarantee........................................................  28
     7.7  Restructure......................................................  28
     7.8  Prepayments......................................................  28
     7.9  Change of Control................................................  28
     7.10 Capital Expenditures.............................................  28
     7.11 Consignments.....................................................  29
     7.12 Distributions....................................................  29
     7.13 Accounting Methods...............................................  29
     7.14 Advances, Investments and Loans..................................  29

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     7.15 Transactions with Affiliates.....................................  29
     7.16 Suspension.......................................................  29
     7.17 Compensation.....................................................  29
     7.18 Use of Proceeds..................................................  29
     7.19 Change in Location of Chief Executive Office; Inventory and
            Equipment with Bailees.........................................  30

8.   EVENTS OF DEFAULT.....................................................  30

9.   FOOTHILL'S RIGHTS AND REMEDIES........................................  32
     9.1  Rights and Remedies..............................................  32
     9.2  Remedies Cumulative..............................................  34

10.  TAXES AND EXPENSES REGARDING THE COLLATERAL...........................  34

11.  WAIVERS; INDEMNIFICATION..............................................  34
     11.1 Demand; Protest; etc.............................................  34
     11.2 Foothill's Liability for Collateral..............................  35
     11.3 Indemnification..................................................  35

12.  NOTICES...............................................................  35

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............................  36

14.  DESTRUCTION OF BORROWER'S DOCUMENTS...................................  37

15.  GENERAL PROVISIONS....................................................  37
     15.1 Effectiveness....................................................  37
     15.2 Successors and Assigns...........................................  37
     15.3 Section Headings.................................................  37
     15.4 Interpretation...................................................  37
     15.5 Severability of Provisions.......................................  38
     15.6 Amendments in Writing............................................  38
     15.7 Counterparts; Telefacsimile Execution............................  38
     15.8 Revival and Reinstatement of Obligations.........................  38
     15.9 Integration......................................................  38

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                                                                            Page

     SCHEDULES

     Schedule E-1     Eligible Inventory
     Schedule P-1     Permitted Liens
     Schedule 5.13    Environmental Condition
     Schedule 6.15    Location of Inventory and Equipment

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               AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of July 31, 1997, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and THE CHILDREN'S PLACE RETAIL STORES, INC., a Delaware corporation ("Borrower"), with its chief executive office located at One Dodge Drive, West Caldwell, New Jersey 07006.

     A. Borrower and Foothill entered into that certain Loan and Security Agreement, dated as of April 12, 1995 (as amended by Amendments One through Five dated June 1, 1995, August 29, 1995, December 1, 1995, February 15, 1996, and May 1, 1996, respectively, the "1995 Loan Agreement").

     B. Borrower and Foothill wish to amend and restate in its entirety the 1995 Loan Agreement, as provided in this Agreement.

     The parties agree that the 1995 Loan Agreement is restated as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, Revolving Accounts, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Amended and Restated Loan and Security Agreement and any extensions, riders supplements, notes, amendments, or modifications to or in connection with this Amended and Restated Loan and Security Agreement.

          "Authorized Officer" means any officer of Borrower.

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          "Bankruptcy Code" means the United States Bankruptcy Code (11
U.S.C. Section  101 et seq.), as amended, and any successor statute.

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

          "Borrower's Cost" means Borrower's retail selling price for Inventory multiplied by Borrower's weighted cost of goods sold for the rolling twelve (12) month period ending on the last day of the Fiscal Month immediately prior to the date of calculation expressed as a percentage of Borrower's Net Sales for such period.

          "Borrowing Base" has the meaning set forth in Section 2.1.

          "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred at such time as Borrower's existing shareholders cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "Closing Date" means the date of the initial advance or the date of the initial issuance of an L/C or an L/C Guaranty, whichever occurs first.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its subsidiaries calculated on a

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consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

          "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

          "Daily Balance" means the amount of an Obligation owed at the end of a given day.

          "EBITDA" for a period means the consolidated net income of the Borrower and its Subsidiaries (excluding extraordinary items) for the period
(a) plus all interest expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period, (b) less gains and losses attributable to any fixed asset sales in the period and (c) plus or minus any other non-cash charges which have been subtracted or added in calculating consolidated net income for the period.

          "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be reasonably acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date;

               (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

               (c) Accounts with respect to which the Account Debtor is not a resident of the United States;

               (d) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

               (e) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, to the extent of such liability;

               (f) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

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               (g)  Accounts the collection of which Foothill, in its
reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition.

          "Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business, that is reasonably acceptable to Foothill in all respects, that is located at Borrower's premises identified on Schedule E-1 or that is in transit to Borrower if: (a) title to such Inventory has been transferred to Borrower,
(b) the Inventory is insured to Foothill's reasonable satisfaction and (c) documentation regarding such Inventory is reasonably acceptable to Foothill, and such Inventory strictly complies with all of Borrower's representations and warranties to Foothill. If Eligible Inventory is in transit to Borrower and has been acquired pursuant to a Foothill L/C or L/C Guarantee, the L/C or L/C Guarantee must have been drawn upon. Eligible Inventory shall not include slow moving Inventory (as determined in Foothill's reasonable business judgment based upon industry practices), or obsolete items, restrictive or custom items, raw materials, work-in-process, components that are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, defective goods (except for minor defects that do not affect saleability), "seconds," and Inventory acquired on consignment.

          "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

          "ERISA Event" means any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law,

Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "Event of Default" has the meaning set forth in Section 8.

          "FEIN" means Federal Employer Identification Number.

          "Fiscal Month" means months computed on the retail basis of four
(4) weeks, five (5) weeks and four (4) weeks per fiscal quarter.

          "Fiscal Year" means a retail year ending on the Saturday closest to January 31.

          "Foothill" has the meaning set forth in the preamble to this Agreement.

          "Foothill Expenses" means all: reasonable costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), irrespective of whether suit is brought. Foothill Expenses payable to third Persons shall not be marked up by Foothill.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

          "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases;
(d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Inventory" means all present and future inventory in which Borrower has any interest, including but not limited to children's shorts, tops, shirts, overalls, and bathing suits and other goods held for sale or lease or to be furnished under a contract of service and all of

Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "IPO" means Borrower's initial public offering of shares of its Common Stock, $.10 par value, pursuant to that certain S-1 Registration Statement filed by Borrower with the Securities and Exchange Commission on July 18, 1997, as amended from time to time.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "L/C" has the meaning set forth in Section 2.2(a).

          "L/C Guaranty" has the meaning set forth in Section 2.2(a).

          "Libor Supplement" means that certain Libor Supplement to Amended and Restated Loan and Security Agreement between Borrower and Foothill dated as of July 31, 1997.

          "Loan Documents" means this Agreement, the Lock Box Agreements, the Security Agreement (Trademark and Service Marks), any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

          "Lock Box" has the meaning provided in the respective Lock Box Agreements.

          "Lock Box Agreements" means those certain Blocked Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lock Box Banks.

          "Lock Box Banks" means First Fidelity Bank, N.A., New Jersey or any replacement bank chosen by Borrower and approved by Foothill.

          "Maximum Amount" has the meaning set forth in Section 2.1.

          "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), investment property, security entitlements, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Net Sales" means Borrower's gross sales less discounts, returns and similar adjustments.

          "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by

Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Overadvance" has the meaning set forth in Section 2.4.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Investment" means any Investment permitted under Section 7.14.

          "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens; and (h) lease financing of Borrower's presently owned Equipment.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

          "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA

Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Renewal Date" has the meaning set forth in Section 3.3.

          "Reportable Event" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

          "Revolving Accounts" means any Account arising from an agreement to extend credit on an ongoing basis through the use of a device such as a credit card or the like, whether or not subject to regulation under Federal Reserve Board Regulation Z, or any state statute or regulation on truth-in-lending.

          "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of: (a) Borrower's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

          "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

          "Voidable Transfer" has the meaning set forth in Section 15.8.

          "Working Capital" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1 Revolving Advances. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to:

               (1) an amount equal to ninety percent (90%) of the amount of Eligible Accounts; plus

               (2) an amount equal to thirty percent (30%) of the retail selling price of Eligible Inventory, but not to exceed sixty-five percent (65%) of Borrower's Cost of such Eligible Inventory; plus

               (3) an amount equal to thirty percent (30%) of the retail selling price of Inventory to be acquired pursuant to outstanding commercial L/Cs and L/C Guarantees issued by Foothill, but not to exceed the lower of:
(a) the amount of the L/C or L/C Guarantee or (b) sixty five percent (65%) of Borrower's Cost for such Inventory. Such L/Cs and L/C Guarantees must not allow partial draws unless such draws are for finished goods Inventory concurrently transferred to Borrower, and draws thereunder must require documentation reflecting the transfer of title to Borrower (in form and substance satisfactory to Foothill) of first quality finished goods Inventory conforming to Borrower's contract with the seller.

               Provided, however, that the Borrowing Base cannot exceed an amount equal to Borrower's cash, credit card and check collections for the immediately preceding sixty (60) days.

               (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may reduce its Borrowing Base percentages based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

               (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Thirty Million Dollars ($30,000,000) ("Maximum Amount").

               (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(d). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2  Letters of Credit and Letter of Credit Guarantees.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to Section 2.1, and (ii) Twenty Million Dollars ($20,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential unexercised, renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this Section
2.2 shall be used by Borrower, consistent with this Agreement, to purchase Inventory or for the other business purposes. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5.

               (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

               (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

               (d) Any and all service charges, commissions, fees, and costs incurred by Foothill (without markup by Foothill) relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to three quarters of one percent (0.75%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

               (e) Immediately upon the termination of this Agreement, Borrower agrees to: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees, or (iii) cause to be issued to Foothill an irrevocable back to back letter of credit issued or confirmed by a bank acceptable to Foothill in form and substance reasonably acceptable to Foothill. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

               (f) Notwithstanding anything to the contrary contained in this Agreement, Borrower may allow other Persons to issue letters of credit on its behalf. As a condition to Borrower's establishing new letter of credit facilities, the Person issuing letters of credit must enter into an Intercreditor Agreement with Foothill, in form and substance reasonably satisfactory to Foothill.

          2.3  Intentionally Omitted.

          2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

          2.5  Interest:  Rates, Payments, and Calculations.

               (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, and except for Obligations as to which Borrower has elected to have interest charged based upon the Libor Supplement, shall bear interest, on the average Daily Balance, at a per annum rate equal to the Reference Rate.

               (b) Default Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and during the continuance of an Event of Default, at a per annum rate equal to three (3.00) percentage points above the Reference Rate. From and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to three percent (3.00%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

               (c)  [Intentionally Deleted].

               (d) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (e) Computation. The Reference Rate as of this date is eight and one-half percent (8.50%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.6 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill, the Lock Box or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the Lock Box or to another appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received by Foothill on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received by Foothill after 11:00 a.m. Los

Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day. Prior to the occurrence of an Event of Default or Foothill reasonably deeming itself insecure, and so long as: (a) the outstanding balance of the Obligations is Thirteen Million Five Hundred Thousand Dollars ($13,500,000) or less, and (b) the outstanding balance of the Obligations (other than L/Cs and L/C Guarantees) is Five Million Dollars ($5,000,000) or less, monies shall, at Borrower's option, be transferred from the Lock Box to Foothill or to Borrower's operating account on a daily basis, and if transferred to Borrower's operating account such monies will not be applied to the Obligations.

          2.7 Statements of Obligations. Foothill shall render monthly statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

          2.8  Fees.  Borrower shall pay to Foothill the following fees:

               (a) Closing Fee. A one time closing fee of Seventy-Fifty Thousand Dollars ($75,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

               (b) Annual Facility Fee. On the earlier of the first anniversary of the Closing Date or the termination of this Agreement for any reason, a fee (which shall be fully earned as of the Closing Date) in an amount equal to one quarter of one percent (0.25%) of the Maximum Amount, and on the second anniversary of the Closing Date and each anniversary thereafter, a fee in an amount equal to one-eighth of one percent (0.125%) of the Maximum Amount, such fees to be fully earned on each such anniversary;

               (c)  Financial Examination, Documentation, and Appraisal Fees.
(i) Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents. Prior to the occurrence of an Event of Default hereunder or Foothill deeming itself insecure, (i) Borrower shall not be required to pay for more than one financial analysis and examination during each twelve (12) month period; and
(ii) Foothill shall not have third party Inventory appraisals conducted more than once in each twelve (12) month period, at a cost not to exceed One Thousand Dollars ($1,000) per day, plus out-of-pocket expenses; and

               (d) Collateral Management Fee. On the first day of each month during the term of this Agreement, commencing August 1, 1997 and thereafter so long as any Obligations are outstanding, a collateral management fee in an amount equal to Two Thousand Dollars ($2,000) per month (or a prorated portion thereof for any partial month) during the term hereof, such fee to be fully earned on the first day of each month.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 Conditions Precedent to Initial Advance, L/C, or L/C Guaranty. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a) Foothill shall have received a fully executed copy of this Agreement;

               (b)  Foothill shall have received the Closing Fee;

               (c) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

               (d) Foothill shall have received a certificate from Borrower's Secretary in form and substance satisfactory to Foothill in its sole discretion; and

               (e) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2 Conditions Precedent to All Advances, L/Cs, or L/C Guarantees. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) except for good faith disputes by Borrower with one or more landlords of its stores, no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of Borrower's Affiliates.

          3.3 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.4 Effect of Termination. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year. Once all Obligations have been fully repaid and this Agreement has been terminated, Foothill will promptly deliver to Borrower terminations of its financing statements.

          3.5 Early Termination by Borrower. The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees unless the L/C or L/C Guarantee is replaced by another Person without liability to Foothill).

     4.   CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than: (a) sales of Inventory to buyers in the ordinary course of business, (b) sales of Equipment in any twelve (12) month period having an aggregate net book value of One Hundred Thousand Dollars ($100,000) with the proceeds being applied to the Obligations, and (c) sale or disposal of Collateral (other than Inventory) in connection with the closing of Borrower's stores, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 Collection of Accounts, General Intangibles, Negotiable Collateral. Foothill, Borrower, and the Lock Box Banks shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower, except as otherwise provided in Section 2.6.

          4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill reasonably deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

          5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than normal returns or disputes in the normal course of business. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

          5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects, except for minor defects arising in the ordinary course of business.

          5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.15 or in transit, or otherwise permitted by Section 6.15.

          5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor in accordance with the retail method of accounting.

          5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 31-1241495.

          5.7 Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

          5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

          5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; and (b) current matters that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

          5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 Ability to Meet Obligations. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower, and Borrower is able to meet its obligations as they come due.

          5.12 Employee Benefits. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur
(x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

          5.13 Environmental Condition. Except as set forth on Schedule 5.13, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

          5.14 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2 Collateral and Financial Reports. Borrower shall deliver to Foothill, no later than the thirtieth (30th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

          6.3 Schedules of Accounts. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

          6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month (or forty-five (45) days after the end of fiscal quarter) during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's Fiscal Years, financial statements of Borrower for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any going concern or other material qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

               Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its public shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

               Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower;
(ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

               Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 Designation of Inventory. Borrower shall now and from time to time hereafter, but not less frequently than weekly (to be delivered each Monday based upon the close of business on the preceding Saturday), execute and deliver to Foothill a designation of Inventory specifying the retail selling price of Borrower's Inventory, and not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying Borrower's Cost, and further specifying such other information as Foothill may reasonably request. Such designation shall separately report Inventory that is subject to a letter of credit issued by any Person other than Foothill. Borrower will not include Inventory in transit in its Inventory reports until such Inventory has been paid for by draws under applicable letters of credit or has been acquired by Borrower without letter of credit financing.

          6.7 Store Openings and Closings and Rent Reports. Borrower shall give Foothill reasonable prior notice of new store openings and closing of its stores. Borrower shall make timely payment of all rents on real property leases where Borrower is the lessee within applicable grace periods, and shall provide Foothill with a monthly report specifying the status of such payments. In the event that Borrower becomes delinquent in its rent payments, then Foothill can establish reserves against the Borrowing Base for the amount of any landlord liens arising from such delinquency.

          6.8 Landlord Waivers. Borrower will use its best efforts to obtain landlord waivers from the landlords of its store locations in the State of Pennsylvania.

          6.9 Title to Equipment. Upon Foothill's request, Borrower shall within thirty (30) days of such request deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment with a market value of Twenty Five Thousand Dollars ($25,000) or more other than Equipment leased or to be leased.

          6.10 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.

          6.11 Taxes. Except as contested in good faith by Borrower, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

          6.12 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

          6.13 Financial Covenants.  Borrower shall maintain:

               (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least the following, measured on a fiscal quarter-end basis:

                                       Quarters During
                                         Fiscal Year
          Ratio                       Ending on or About
          -----                       ------------------

          1.0-1.0                     October 31, 1997 and
                                      January 31, 1998 only

         1.25-1.0                     April 30, 1998 through
                                      January 31, 1999

         1.50-1.0                     April 30, 1999 and thereafter

               (b) Tangible Net Worth. Tangible Net Worth of not less than the following, measured on a fiscal quarter-end basis:

           Tangible                              Quarters
          Net Worth                          Ending on or About
          ---------                          ------------------

          $ 4,000,000                        October 31, 1997
           11,000,000                        January 31, 1998
           10,000,000                        April 30, 1998
           10,000,000                        July 31, 1998
           20,000,000                        October 31, 1998
           25,000,000                        January 31, 1999
           30,000,000                        April 30, 1999
           30,000,000                        July 31, 1999
           40,000,000                        October 31, 1999
          $45,000,000                        January 31, 2000 and thereafter

               (c) Working Capital. Working Capital of not less than the following, measured on a fiscal quarter-end basis:

                                                 Quarters
          Working Capital                    Ending on or About
          ---------------                    ------------------

          $ 9,000,000                        October 31, 1997
           18,000,000                        January 31, 1998
           15,000,000                        April 30, 1998
           15,000,000                        July 31, 1998
           20,000,000                        October 31, 1998
           25,000,000                        January 31, 1999
           25,000,000                        April 30, 1999
           25,000,000                        July 31, 1999
           30,000,000                        October 31, 1999
          $35,000,000                        January 31, 2000 and thereafter


          6.14 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.15 Location of Inventory and Equipment. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.15 and additional locations reported to Foothill in accordance with Section 6.7; provided, however, that Borrower shall amend Schedule 6.15 not less frequently than annually. For each new location within the continental United States, Borrower shall provide any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also uses its best efforts to provide to Foothill a landlord's waiver, in form and substance satisfactory to Foothill, if such location is in the State of Pennsylvania or another state where landlords have a right of distraint upon the tenant's property, to the extent that this does not impede Borrower's ability to obtain favorable terms from the landlord.

          6.16 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

          6.17 Employee Benefits.

               (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

               (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a)  Indebtedness evidenced by this Agreement;

               (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

               (c)  Indebtedness secured by Permitted Liens;

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,
(ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness;

               (e) Leases, whether operating leases or capital leases of existing or after acquired Equipment; and

               (f) Indebtedness subordinated to the Obligations on terms and conditions satisfactory to Foothill.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

          7.3 Restrictions on Fundamental Changes. Without Foothill's prior written consent, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

          7.4 Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any material portion of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

          7.5 Change Name. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

          7.6 Guarantee. Without Foothill's prior written consent, guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

          7.7 Restructure. Make any change in the principal nature of Borrower's business operations, or the date of its fiscal year.

          7.8 Prepayments. Except in connection with a refinancing permitted by Section 7.1(d), prepay any Indebtedness owing to any third Person except for the repayment of Borrower's outstanding 12% Senior Subordinated Notes Due 2002 from net proceeds of the IPO.

          7.9 Change of Control. Except for transfers of shares by Borrower's existing shareholders to members of their immediate family, cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 Capital Expenditures. Make any capital expenditure, or any commitment therefor, where the aggregate amount of such capital expenditures (other than capital expenditures for the purchase of a new headquarters and distribution center for Borrower), made or committed for in each fiscal year ending on or about January 31 for each of the years set forth below is in excess of the applicable amount set forth below:

               Maximum Capital                     Fiscal Year Ending
                Expenditures                     on or About January 31
               ---------------                   ----------------------

                 $20,000,000                      1998
                  26,000,000                      1999
                 $32,000,000                      2000

          7.11 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

          7.12 Distributions. Except for: (a) the repurchase of Warrants to purchase shares of Borrowers Series A Common Stock from net proceeds of the IPO, and (b) the repayment of $488,000 to Ezra Dabah for his stock subscription, make any distribution or declare or pay any dividends (in cash) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

          7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.14 Advances, Investments and Loans.  Make any Investment except:

               (a)  Investments in cash and cash equivalents;

               (b) so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, Borrower and its Subsidiaries may make loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, and may make loans and advances to directors, officers and employees, in an aggregate principal amount not to exceed $100,000 at any time outstanding (determined without respect to any write-down or write-off of any such loans or advances); and

               (c) Investments in existence on the date hereof and so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, extensions, renewals, modifications, restatements or replacements thereof so long as the aggregate dollar amount of all such extensions, renewals, modifications, restatements, or replacements does not exceed the amount of such Investments in existence on the date hereof.

          7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for: (a) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate, (b) the employment agreement between Borrower and Ezra Dabah, and (c) the advisory agreement between Borrower and SKM Investors.

          7.16 Suspension. Suspend or go out of a substantial portion of its business.

          7.17 Compensation. Pay or accrue fees to outside directors in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) in any year; nor pay or accrue total cash compensation, during any year, to officers and senior management employees (other than newly hired or promoted senior management employees who are not replacements for current employees) in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year, except for payments or accruals pursuant to Borrower's existing bonus plan, a copy of which as previously been provided to Foothill. This Section shall be automatically deleted and of no further force and effect upon the closing of the IPO.

          7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and (b) consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.19 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill; provided, however, that Borrower's failure or neglect to comply with Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.11, 6.15 and 6.17 shall not constitute an Event of Default hereunder unless such failure or neglect continues for five (5) days or more;

          8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.9 If (a) an action or proceeding is brought against Borrower which is reasonably likely to be decided adversely to Borrower, and such adverse decision would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral, or (b) if a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) becomes a lien or encumbrance upon any material portion of Borrower's properties or assets and shall remain outstanding thirty (30) days or longer;

          8.10 If there is a default in an agreement involving Indebtedness of Two Hundred Fifty Thousand Dollars ($250,000), or more, or any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness or is permitted by Section 7.8;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

          8.13 If the obligation of any guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

          8.14 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan; (vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Plans of Borrower and its

ERISA Affiliates shall, in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000).

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of all of the Obligations;

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (k) Foothill shall give notice of the disposition of the Collateral as follows:

                    (1) Foothill shall give (i) each holder of a security interest in the Collateral who has filed with Foothill a written request for notice and (ii) Borrower, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                    (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                    (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (l)  Foothill may credit bid and purchase at any public sale;
and

               (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES REGARDING THE COLLATERAL.

          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons within applicable grace periods, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill reasonably determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document. This provision shall survive the termination of this Agreement.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

   If to Borrower:    THE CHILDREN'S PLACE RETAIL STORES, INC.
                      One Dodge Drive
                      West Caldwell, New Jersey 07006
                      Attn.: Mr. Stanley B. Silver, Chief Operating Officer and
                      Attn.: General Counsel
                      Telefacsimile No. (201) 808-5637

     With copy to:    STROOCK & STROOCK & LAVAN LLP
                      180 Maiden Lane
                      New York, New York 10038
                      Attn: Jeffrey S. Lowenthal
                      Telefacsimile No. (212) 806-6006

     If to Foothill:  FOOTHILL CAPITAL CORPORATION
                      11111 Santa Monica Boulevard
                      Suite 1500
                      Los Angeles, California 90025-3333
                      Attn.:  Business Finance Division Manager
                      Telefacsimile No. (310) 479-2690

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 Integration. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation


                              By
                                ----------------------------------------
                              Title:  Vice President


                              THE CHILDREN'S PLACE RETAIL STORES, INC., a Delaware corporation


                              By
                                ----------------------------------------
                              Title:  President

                       LIBOR SUPPLEMENT TO AMENDED AND RESTATED
                             LOAN AND SECURITY AGREEMENT


         This Libor Supplement ("Supplement") is a supplement to the Amended and Restated Loan and Security Agreement between THE CHILDREN'S PLACE RETAIL STORES, INC. ("Borrower") and FOOTHILL CAPITAL CORPORATION ("Foothill") dated as of July 31, 1997 (as amended, the "Agreement"). This Supplement is: (a) hereby incorporated into the Agreement; (b) made a part thereof; and (c) subject to the other terms, conditions, covenants and warranties thereof. All terms (including capitalized terms) used herein shall have the meanings ascribed to them respectively in the Agreement, unless otherwise defined in this Supplement.

         1. DEFINITIONS. The following terms shall have the meanings set forth below:

              "ADJUSTED LIBOR RATE" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined pursuant to the following formula:

              Adjusted            =                   Libor Rate
                                            ------------------------------
              Libor Rate                         1-Reserve Percentage

For purposes hereof, "LIBOR RATE" means the one month London Interbank Offered Rate set in London two Business days prior to the commencement of each Interest Period as published in The Wall Street Journal.

              "BUSINESS DAY" means a day on which banks in California are open for the transaction of business.

              "BUSINESS DAY IN LONDON" means a day which is a Business Day and a day on which banks in London, England are open for the transaction of banking business.

              "FUNDING LOSSES" has the meaning set forth in SECTION 3(B) hereof.

              "INTEREST PERIOD' means, with respect to that portion of the Loans bearing interest based on the Adjusted Libor Rate, a period of one month duration; PROVIDED, HOWEVER, that: (a) if any Interest Period would otherwise end on a day which shall not be a Business Day in London, such Interest Period shall be extended to the next succeeding Business Day in London, subject to clauses (c)-(e) below; (b) interest shall accrue from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires; (c) any Interest Period which would otherwise end on a day which is not a Business Day in London shall be extended to the next succeeding Business Day in London unless such Business Day in London falls in another calendar


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

month, in which case such Interest Period shall end on the next preceding Business Day in London; (d) with respect to an Interest Period which begins on the last Business Day in London of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day in London of the calendar month which is one month after the date on which the Interest Period began, as applicable and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

              "LIBOR DEADLINE" has the meaning set forth in SECTION 3(A) hereof.

              "LIBOR OPTION" has the meaning set forth in SECTION 2 hereof.

              "LOAN" or "LOANS" means Borrower's Obligations to Foothill that arise under the Agreement.

              "MATURITY DATE" means, at the time of selection of an Interest Period, the last day of the then current term of the Agreement.

              "RESERVE PERCENTAGE" means, on any day, the percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which federal or state chartered banks are subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which banks are subject), for determining the reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) which is or would be applicable to deposits of United States Dollars in a non-United States or an international banking office of a bank used to fund a loan subject to an Adjusted Libor Rate or any loan made with the proceeds of such deposit. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         2. INTEREST AND INTEREST PAYMENT DATES. In lieu of having charged based upon the Reference Rate, Borrower shall have the option (the "Libor Option") to have interest on a portion of its Loans be charged based on the Adjusted Libor Rate. For purposes hereof, interest "based on the Adjusted Libor Rate" shall mean interest at the Adjusted Libor Rate PLUS 2.0% per annum; PROVIDED, HOWEVER, that during any calendar month in which the Borrower's EBITDA (for the most recent 12 months) is at least $20,000,000, "based on the Adjusted Libor Rate" shall mean interest at the Adjusted Libor Rate PLUS 1.50% per annum. Interest on that portion of the Loans bearing interest based on the Adjusted Libor Rate ("Adjusted Libor Rate Loans") shall be payable on the last day of each month and on the last day of each Interest Period and may, at Foothill's option, be charged directly to Borrower's loan account maintained by Foothill. Interest based on the Adjusted Libor Rate shall be calculated for each month (or portion thereof) based on the number of days elapsed and a year of 360 days. On and after the date of any Event of Default or termination or non-renewal of the Agreement, interest on all outstanding Adjusted


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

Libor Rate Loans shall accrue at a rate equal to two percent per annum in excess of the pre-default rate set forth above from the date of such Event of Default or termination or non-renewal until the end of the Interest Period, and all such interest accruing hereunder shall thereafter be payable on demand. Upon expiration of the Interest Period, or earlier at Foothill's option following an Event of Default or termination or non-renewal of the Agreement, and until Borrower's subsequent permitted exercise, if any, of the Libor Option, all Loans shall accrue interest in accordance with SECTION 2.3 of the Agreement. In no event shall charges constituting interest, payable by Borrower under this Supplement, exceed the rate permitted under any applicable law or regulation, and if any part or provision of this Supplement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

         3.   LIBOR ELECTION.

              (a) Borrower may, at any time prior to an Event of Default or termination or non-renewal of the Agreement, exercise the Libor Option by Notifying Foothill prior to 3:00 p.m. (Los Angeles time) at least three Business Days in London prior to the commencement of the proposed Interest Period (the "Libor Deadline"). Notice of Borrower's election of the Libor Option for a permitted portion of the Loans and an Interest Period pursuant to this SECTION 3 shall be made by delivery to Foothill of a Libor Notice in a form reasonably requested by Foothill via facsimile teletransmission received by Foothill before the Libor Deadline, or by telephonic notice received by Foothill before the Libor Deadline (to be confirmed by facsimile teletransmission to Foothill of the Libor Notice to be received by Foothill prior to 5:00 p.m. (Los Angeles time) on the same day; PROVIDED, HOWEVER, that Borrower's failure to deliver such confirming Libor Notice shall not affect the applicability of such rate if Borrower's election is implemented by Foothill).

              (b) Each Libor Notice pursuant to this SECTION 3 shall be irrevocable and binding on Borrower. In connection with the Adjusted Libor Rate Loans, Borrower shall indemnify Foothill against a loss, cost or expense incurred by Foothill as a result of any failure to fulfill on or before the date specified in the Libor Notice, the applicable conditions set forth herein or the termination prior to the end of an Interest Period of the applicability of interest based on the Adjusted Libor Rate, as provided hereunder, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or committed to be acquired by Foothill or its participants to fund the requested Adjusted Libor Rate Loans which, as a result of such failure, are not so employed on such date (such losses, costs, and expenses, collectively "Funding Losses").

              (c) Borrower shall only have two Interest Periods in existence at any given time. Borrower may only exercise the Libor Option for Adjusted Libor Rate Loans of at least $500,000 and integral multiples of $500,000 in excess thereof. The maximum amount of Adjusted Libor Rate Loans at any given time shall not exceed 90% of the projected average daily balance of the Loans for the Interest Period in question as


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

determined by Foothill, based upon information furnished by Borrower, but without creating any obligation on Foothill's part to make any Loans available other than on the terms and conditions set forth in the Agreement.

         4.   PREPAYMENTS.

              (a) Borrower may elect to prepay any Adjusted Rate Loans only on the last day of the applicable Interest Period, PROVIDED, that in the event of the prepayment of any such Loans, including any automatic prepayment through required application by Foothill of proceed of Accounts and other Collateral received by Foothill,on a date other than the last day of an Interest Period for any reason, including, without limitation, acceleration pursuant to SECTION 4(B) hereof or pursuant to the Agreement, Borrower shall indemnify Foothill for Funding Losses which may arise in connection with such prepayment. Notwithstanding anything to the contrary contained herein, if the outstanding Loans are reduced below the balance of the outstanding Adjusted Libor Rate by virtue of automatic prepayment from proceeds of Accounts and other collateral, then Foothill will automatically make an advance to Borrower so that the outstanding Loans will equal the outstanding Adjusted Libor Rate Loans so long as Borrower has sufficient borrowing availability under the formulas set forth in the Agreement and subject to the reserves and applicable sublimits thereunder.

              (b) In the event that the aggregate amount with respect to which the Borrower has exercised the Libor Option exceeds the amount of Loans actually outstanding at any time, or in the event that the Adjusted Libor Rate Loans shall at any time exceed the amounts of Loans under the Agreement which Foothill determines are available under the lending formulas and subject to reserves, the definitions of Maximum Credit and Maximum Revolving Credit and applicable sublimits, all as set forth in the Agreement, then, in addition to all other rights and remedies to Foothill, Foothill may, at its option, require that such Adjusted Libor Rate Loans cease to accrue based on the Adjusted Libor Rate. In such event, the Adjusted Libor Rate Loans will bear interest as provided in
SECTION 2.5(A) of the Agreement, and Borrower shall indemnify Foothill for Funding Losses which may arise in connection with the termination of applicability of interest based on the Adjusted Libor Rate.

         5.   SPECIAL PROVISIONS APPLICABLE TO ADJUSTED LIBOR RATE.

              (a) The Adjusted Libor Rate may be automatically adjusted by Foothill on a prospective basis to take into account the additional or increased cost to Foothill of maintaining any necessary reserves for Eurodollar deposits or increased costs due to change in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, that increase or would increase the costs of


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

funding loans bearing interest based on the Adjusted Libor Rate. Foothill shall give Borrower's notice of such determination and adjustment and Borrower may, by notice to Foothill: (i) require Foothill to furnish to Borrower a statement setting forth the basis for adjusting such Adjusted Libor Rate and the method for determining the amount of such adjustment; and/or (ii) repay the Adjusted Libor Rate Loans, or portions thereof, with respect to which such adjustment is made, as appropriate.

              (b) In the event that any change in circumstances or any law, regulation, treaty or directive, or any change therein or the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Foothill, make it unlawful or impractical for Foothill to fund or maintain an Adjusted Libor Loan or to continue such funding or maintaining or to determine or change interest rates based on the Adjusted Libor Rate, Foothill shall give notice of such circumstances to the Borrower and (i) in the case of any Adjusted Libor Rate Loans which are outstanding, the date specified in Foothill's notice shall be deemed to be the last day of the Interest Period of such Adjusted Libor Rate Loans, and interest upon the Adjusted Libor Loans then outstanding shall thereafter accrue as provided in SECTION 2.5(A) of the Agreement, and (ii) Foothill shall not be obligated to permit Borrower to elect the Libor Option as to any Loan until Foothill determines that it would no longer be unlawful or impractical to do so.

         6. NO REQUIREMENT FOR MATCHED FUNDING. Notwithstanding anything to the contrary contained in this Supplement, neither Foothill nor any participant is required to actually acquire United States dollar deposits on the London Interbank Market to fund or otherwise match fund any Loans as to which interest accrues based on the Adjusted Libor Rate. Provisions of SECTION 4 of this Supplement shall apply as if Foothill and/or its participants had match funded any Loans as to which interest is accruing based on the Adjusted Libor Rate by acquiring United States dollar deposits in the London Interbank Market for each Interest Period in the amount of the Adjusted Libor Rate Loan. Funding


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

Losses of Foothill under this Supplement shall include the aggregate Funding Losses of Foothill and its participants in the Adjusted Libor Rate Loans.

         IN WITNESS WHEREOF, this Supplement has been executed as of July 31, 1997.

                        THE CHILDREN'S PLACE RETAIL STORES, INC., a Delaware corporation


                        By_____________________________________________________
                        Title__________________________________________________


                        FOOTHILL CAPITAL CORPORATION,
                        a California corporation


                        By_____________________________________________________
                        Title__________________________________________________


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